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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Direct Parent(s)	Ownership	Jurisdiction of Incorporation
Genzyme Europe B.V.	Imtix SangStat (Switzerland) GmbH	100%	The Netherlands
Genzyme Flanders BVBA	Genzyme International Holdings Limited	99.9%	Belgium
	Genzyme Global S.à.r.l.	0.1%
Genzyme International Holdings Limited	Genzyme Global S.à.r.l.	100%	Republic of Ireland
Genzyme Ireland Limited	Genzyme International Holdings Limited	100%	Republic of Ireland
Genzyme Limited	Genzyme Global S.à.r.l	100%	England
Genzyme Securities Corporation	Genzyme Therapeutic Products Limited Partnership	100%	Massachusetts, United States
Genzyme Polyclonals S.A.S.	SangStat Medical, LLC	0.1%	France
	SangStat Atlantique S.A.S.	99.9%
Genzyme Therapeutic Products Limited Partnership	Genzyme Therapeutic Products Corporation	1%	Massachusetts, United States
	Genzyme Corporation	99%
Genzyme Therapeutic Products Corporation	Genzyme Corporation	100%	Massachusetts, United States
Imtix SangStat (Switzerland) GmbH	Genzyme Global S.à.r.l.	100%	Switzerland
SangStat Atlantique S.A.S.	SangStat Medical, LLC	100%	France
Genzyme Global S.à.r.l.	Genzyme Luxembourg S.à.r.l.	100%	Luxembourg
Genzyme Luxembourg S.à.r.l.	Genzyme Corporation	100%	Luxembourg

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  EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT